TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT

with

MAIRS & POWER, INC.

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of the 19th day of April, 2022, by and between Trust for Professional Managers, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Mairs & Power, Inc. (the “Adviser”), a Minnesota corporation.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, each Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of providing investment advisory services; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Funds pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advisory and related services with respect to the assets of each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees”). In the event that the Trust establishes one or more series other than the Funds listed on Schedule A attached hereto, with respect to which the Trust desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement, it shall notify the Trust in writing whereupon such series shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as each Fund named herein except to the extent that said provisions are modified with respect to such Fund in writing by the Adviser and the Trust at that time.

2.DUTIES OF ADVISER.

(a)GENERAL DUTIES. The Adviser shall act as investment adviser to the Funds and shall supervise investments of the Funds on behalf of each Fund in accordance with the investment objective(s), policies and restrictions of the Funds as set forth in the Funds’ and Trust’s governing documents, including, without limitation: the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws (“By-Laws”), each as amended from time to time; each Fund’s current prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Trustees may reasonably impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”). In providing such services, the Adviser shall at all times adhere, in all material respects, to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law. Subject to the requirements of the Investment Company Act, the Adviser is authorized, in its sole discretion,

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to delegate all or a portion of its duties hereunder, at the Adviser’s own expense, to a sub-adviser, which is a registered investment adviser under the Advisers Act, pursuant to a written agreement under which the sub-adviser shall furnish the services specified therein to the Adviser or the Funds. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a sub-adviser (the “Sub-Adviser”).

Without limiting the generality of the foregoing, the Adviser shall, with respect to each Fund: (i) furnish the Funds with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities for, and use of financial instruments by, the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Trustees; (iii) make recommendations with respect to the hiring, termination and replacement of the Sub-Adviser; (iv) vote proxies for the Fund, file ownership reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Fund, and take other actions on behalf of the Fund; (v) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund; (vi) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets that the Trust or its officers may reasonably request; and (vii) render to the Board of Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board of Trustees may reasonably request, including participating at least annually in a meeting of the Board of Trustees. It is understood and agreed that the Adviser shall have no obligation to initiate or pursue litigation on behalf of the Funds.

(b)BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Funds, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board of Trustees and compliance with the Trust’s affiliated brokerage procedures. The Adviser’s primary consideration in effecting a securities transaction will be best qualitative execution. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following, among other things, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Funds on a continuing basis. The price to the Funds in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Exchange Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations as requested by the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. It is understood that the services provided by such broker may be useful to the Adviser in connection with its or its affiliates’ services to other clients.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients under the circumstances.

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The Trust agrees that the Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Trust acknowledges that the Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that the Adviser will carry out its duties hereunder together with its duties under such relationships.

3.REPRESENTATIONS OF THE ADVISER.

(a)The Adviser shall use its best judgment and efforts in rendering the investment advisory services to each Fund as contemplated by this Agreement.

(b)The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c)The Adviser shall conduct its operations at all times in material conformance with the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

(d)None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the Investment Company Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the Investment Company Act. The Adviser will promptly notify the Trust upon its discovery of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

4.INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or the Funds. It is expressly understood and agreed that the services to be rendered by the Adviser to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of the Funds, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Funds.

5.ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine in its sole discretion to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser may desire and reasonably request and any compliance staff and personnel required by the Adviser.

6.EXPENSES.
With respect to the operation of each Fund:
(a) The Adviser shall be responsible for (i) the Fund’s organizational expenses (if applicable), (ii) providing the personnel, office space and equipment reasonably necessary for the operation of the Fund, (iii) the expenses of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the Investment Company Act, (iv) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Adviser, and (v) any costs of liquidating or reorganizing the Fund (unless such cost is otherwise allocated by the Board of Trustees). If the Adviser has agreed, whether voluntarily or pursuant to an agreement, to limit the operating expenses of the Fund, the Adviser shall also be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.

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(b) The Fund is responsible for and shall assume the obligation for payment of all of its expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund, including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Board of Trustees that are properly payable by the Fund; salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Trustees; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c) As may be set forth on Schedule A to this Agreement or in a separate standalone agreement with the Adviser, the Adviser may voluntarily or contractually absorb certain Fund expenses or waive the Adviser’s own advisory fee.

(d) To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser’s actual costs for providing such services. In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing the services.

(e) The Adviser may not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries, including, without limitation, banks, broker-dealers, financial advisors, or pension administrators, for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board of Trustees. Where such arrangements are authorized by the Board of Trustees, the Adviser shall report regularly to the Trust on the amounts paid and the relevant financial institutions.

7.MANAGEMENT FEE.

(a)Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, a management fee at the rate set forth in Schedule A to this Agreement.

(b)The management fee shall be accrued daily by each Fund and paid to the Adviser on the first business day of the succeeding month.

(c)The initial payment of the management fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth in this subsection. If this Agreement is terminated prior to the end of any month, the management fee to the Adviser shall be prorated for the portion of such month during which this Agreement is in effect and shall be payable within ten (10) days after the date of termination. Any prorated fee to the Adviser shall be

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calculated based on the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month.

(d)The management fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to a Fund.

(e)As may be set forth on Schedule A to this Agreement or in a separate standalone agreement with the Adviser, the Adviser may voluntarily or contractually waive all or a portion of the management fee payable to the Adviser hereunder.

(f)Any such reductions made by the Adviser in its management fees or payment of expenses which are a Fund’s obligation are subject to reimbursement by such Fund to the Adviser, if so requested by the Adviser, in any subsequent month in the three year period from the date of the management fee reduction and/or expense payment if the aggregate amount actually paid by such Fund toward the operating expenses for such month (taking into account the reimbursement) will not cause the Fund to exceed the lesser of: (1) the expense limitation in place at the time of the management fee reduction and/or expense payment; or (2) the expense limitation in place at the time of the reimbursement. Any such reimbursement is also contingent upon the Board of Trustees’ quarterly review and approval. Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

(g)The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

8.NO BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Funds or pledge or use the Funds’ assets in connection with any borrowing not directly for the Funds’ benefit. Any borrowing on behalf of the Funds must be approved in advance by the Board of Trustees and made in accordance with the requirements of the Investment Company Act and the Investment Policies.

9.CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Funds. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over the Funds and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10.REPORTS AND ACCESS.

(a)The Adviser agrees to supply such information to the Funds’ administrator and Chief Compliance Officer as shall be reasonably necessary and requested to permit the administrator and Chief Compliance Officer to satisfy their respective obligations to the Funds and respond to the reasonable requests of the Board of Trustees. The Adviser agrees to promptly notify the Trust of any material violations of its compliance policies that affect the Trust or the Funds. The Adviser shall provide such information as may reasonably be requested by the Board of Trustees under Section 15(c) of the Investment Company Act in connection with the Trustees’ annual consideration of this Agreement.

(b)The Trust agrees to provide the Adviser such information about the Trust and the Funds as is necessary and appropriate for the Adviser to perform its services hereunder and as requested by the Adviser. Such information includes, but is not limited to, certified copies of the Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust relevant to the Adviser’s services to the Funds. The Trust agrees to provide to the Adviser promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Adviser hereunder, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.

(c)The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by shareholders in accordance with applicable law.

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11.ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a)In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset by the Funds. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Funds or any shareholder of the Funds may have under any federal securities law or state law.

(b)Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(c)Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, local or national emergencies, labor difficulties, fires, earthquakes, floods, and other weather emergencies or catastrophes, acts of God, war, riots or failures of communication (including internet access) or power supply. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but have no liability with respect thereto.

12.NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The Trust’s employment of the Adviser is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which in its sole judgment will adversely affect the performance of its obligations to the Fund sunder this Agreement, and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that it believes conforms to the requirements of the Investment Company Act and the Advisers Act in all material respects and has been approved by the Board of Trustees.

13.TRANSACTIONS WITH OTHER INVESTMENT ADVISERS. The Adviser shall not consult with any non-affiliated investment adviser of any other series of the Trust concerning transactions for the Funds or any other series of the Trust.

14.TERM. This Agreement shall become effective with respect to each Fund on the date of execution of the Agreement, and shall continue for an initial term of two years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for each Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof (the “Independent Trustees”), cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

With respect to any Fund that is not a current Fund (“New Fund”) this Agreement shall become effective on such date as determined by the Board of Trustees, provided that with respect to any New Fund, this Agreement shall not take effect unless it has been approved (1) by a vote of a majority of the members of the Board, including a majority of the Independent Trustees, cast in person (or in another manner permitted

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by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval and (2) by vote of a majority of that New Fund’s outstanding voting securities. For any New Fund, this Agreement shall continue in effect unless sooner terminated, as provided herein, for two years from the initial approval date for each New Fund and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (a) the vote of a majority of the members of the Board or (b) a vote of a majority of the outstanding voting securities of the New Fund, provided that in either event the continuance is also approved by a majority of the Independent Trustees, by vote cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval.

15.RIGHT TO USE NAME.

(a)Any concern regarding copyright, trademark, or patent infringement with respect to the portion of the name used by a Fund derived from the Adviser’s and/or any sub-adviser’s name shall be resolved by the Adviser. The Adviser shall at all times have all rights in and to the portion of the Funds’ name, as listed on Schedule A hereto, or any name derived from using the name “Mairs & Power, Inc.” The Funds shall have a sub-license to use, but have no other rights in or to, the “Mairs & Power” portion of the Funds’ name and the name “Mairs & Power, Inc.” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. The Funds shall cease to use such a name or any other name connected with the Adviser if this Agreement or any extension, renewal or amendment to this Agreement is not in effect.

(b)It is understood and hereby agreed that the name “Trust for Professional Managers” or “TPM” is the property of the Trust for trademark and all other purposes. The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Funds, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by the Trust in writing prior to such use.

16.TERMINATION; NO ASSIGNMENT.

(a)This Agreement may be terminated by the Trust on behalf of the Funds at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Funds, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Funds. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Funds’ affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Funds maintained by the Adviser on behalf of the Funds.

(b)This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act and rules and regulations thereunder.

17.NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, trustees, managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Funds’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. Each party agrees that it will treat confidentially all information provided by any other party regarding other parties’ businesses and operations, including without limitation the investment activities or holdings of the Funds. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate

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exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

18.ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19.CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use reasonable efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Funds that the Adviser reasonably believes is relevant to the Funds’ certification obligations under the Sarbanes-Oxley Act.

20.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

21.CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

23.ENTIRE AGREEMENT AND AMENDMENTS. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein. No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the Investment Company Act (currently, by the vote of a majority of the outstanding voting securities of the Funds unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval). This Agreement shall apply with respect to the series identified in Schedule A, as it may be modified from time to time and shall not affect any other series of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSSIONAL MANAGERS on behalf of its series listed on Schedule A	MAIRS & POWER, INC.
By: /s/ John P. Buckel	By: /s/ Robert W. Mairs
Name: John P. Buckel	Name: Robert W. Mairs
Title: President	Title: President, CCO & General Counsel

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SCHEDULE A

Series or Fund of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Mairs & Power Small Cap Fund	0.80%
Mairs & Power Growth Fund	0.60% on the first $2.5 billion of net asset value and 0.50% on the net asset value in excess of $2.5 billion
Mairs & Power Balanced Fund	0.60%

Expense Limitation Terms Applicable to the Funds

•For a period of two years from April 29, 2022, the Adviser shall waive its management fee or reimburse expenses to the extent that Covered Expenses (as defined below) accrued during the applicable period exceed $137,000, $72,000 and $62,500 for the Mairs & Power Growth Fund, the Mairs & Power Balanced Fund and the Mairs & Power Small Cap Fund, respectively, for the twelve months ending on April 29, 2023 and the twelve months ending on April 29, 2024. Covered Expenses shall be limited to outside legal expenses, audit and tax expenses, trustees’ fees, insurance expenses, ICI membership fees, and CCO fees (“Covered Expenses”).

•In the case of the Mairs & Power Growth Fund and the Mairs & Power Balanced Fund, in the event that the total expenses incurred by the Fund in any fiscal year, excluding interest, taxes, brokerage commissions and extraordinary litigation costs, but including payments to the Adviser, shall exceed 1.50% of the first $30 million dollars and 1.00% of the balance of the average value of the net assets of the Fund during said fiscal year, based upon computations of such value made as of the close of business on the last valuation day of each month during such fiscal year, then the Adviser agrees to bear to the extent of compensation paid to the Adviser by the Fund, such excess expenses.

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